SECOND AMENDMENT TO APPENDIX A OF THE OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

First Pacific Advisors, LP.

THIS SECOND AMENDMENT TO APPENDIX A TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “Second Amendment”) is made and entered into as of November 21, 2023, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and First Pacific Advisors, LP, a Delaware Limited Partnership (the “Adviser”) located at 11601 Wilshire Boulevard, Suite 1200, Los Angeles, CA 90025.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of October 21, 2021 (the “Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

Effective February 1, 2024, Appendix A of the Agreement is hereby replaced with the following:

Fund	Operating Expense Limit	Term
FPA Global Equity ETF	0.49%	Through January 31, 2026

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By:

Name: Brian Curley

Title: President

First Pacific Advisors, LP

By:

Name: J. Richard Atwood

Title: Managing Partner